UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 13, 2012
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At the November 13, 2012 meeting of the Board of Directors of Griffin Land & Nurseries, Inc. (“Griffin” or “Registrant”), John J. Kirby, Jr. was elected to Griffin’s Board of Directors, increasing Griffin’s Board to seven members.  Mr. Kirby will receive compensation consistent with Griffin’s other non-management directors.  Such compensation currently includes an annual cash retainer of $25,000 and $1,000 for each Board meeting attended.  In addition, upon his election to Griffin’s Board of Directors, Mr. Kirby was granted an option to purchase 2,378 shares of Griffin common stock with an exercise price of $25.23 per share in accordance with the terms of the Griffin Land & Nurseries, Inc. 2009 Stock Option Plan.  The Board has determined that Mr. Kirby is not an independent director because he is a member of the Cullman and Ernst Group, which holds approximately 46% of Griffin’s outstanding common stock.  Mr. Kirby is not expected to serve on any Board committees at this time.  Mr. Kirby is the brother-in-law of Frederick M. Danziger, Griffin’s Chairman and Chief Executive Officer.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s November 14, 2012 press release announcing the election of Mr. Kirby as a director of Griffin is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant's November 14, 2012 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: November 14, 2012